Exhibit 99.1

AXCELIS ANNOUNCES FINANCIAL RESULTS FOR FIRST QUARTER 2012

BEVERLY, Mass. — May 3, 2012—Axcelis Technologies, Inc. (Nasdaq: ACLS) today announced financial results for the first quarter ended March 31, 2012. The Company reported first quarter revenue of $55.0 million, compared to $60.4 million for the fourth quarter of 2011. Net loss for the quarter was $10.0 million, or $0.09 per diluted share, which includes a $2.9 million or $0.03 per share restructuring charge. This compares to a net loss for the fourth quarter of 2011 of $2.1 million, or $0.02 per share. Cash and cash equivalents were $37.2 million at March 31, 2012.

Commenting on the Company’s performance, Chairman and CEO Mary Puma said, “The first quarter was a transitional one for Axcelis. We focused on strengthening our business model and made progress with our new products as we continued to work with our customers to develop enabling solutions for their device manufacturing challenges. Accordingly, we anticipate our business will see growth and improving financial results in 2012.”

First Quarter 2012 Conference Call
The Company will host a conference call today at 5:00 pm ET to discuss results for the first quarter 2012.  An audio webcast will be available on the Investor page of Axcelis’ website at www.axcelis.com, or by dialing 1.888.713.4211 (1.617.213.4864 outside North America).  Participants calling into the conference call will be requested to provide the company name, Axcelis Technologies, and pass code: 67967613. A replay of the webcast will be available for 30 days following the conference call.

Safe Harbor Statement

This document contains forward-looking statements under the SEC safe harbor provisions. These statements, which include our guidance for future financial performance, are based on management’s current expectations and should be viewed with caution. They are subject to various risks and uncertainties, many of which are outside the control of the Company, including the timing of orders and shipments, the conversion of orders to revenue in any particular quarter, or at all, our ability to implement successfully our profit plans, the continuing demand for semiconductor equipment, relative market growth, continuity of business relationships with and purchases by major customers, competitive pressure on sales and pricing, increases in material and other production costs that cannot be recouped in product pricing and global economic, political and financial conditions. These risks and other risk factors relating to Axcelis are described more fully in the most recent Form 10-K filed by Axcelis and in other documents filed from time to time with the Securities and Exchange Commission.

About Axcelis
Axcelis Technologies, Inc. (Nasdaq: ACLS) headquartered in Beverly, Massachusetts, provides innovative, high-productivity solutions for the semiconductor industry. Axcelis is dedicated to developing enabling process applications through the design, manufacture and complete life cycle support of ion implantation and cleaning systems. The Company’s Internet address is: www.axcelis.com.

Company Contacts

Financial Community:

Jay Zager
978.787.9408

Editorial/Media Community:

Maureen Hart
978.787.4266

Axcelis Technologies, Inc.

Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three months ended
	March 31,
	2012	2011
Revenue
Product	$47,538	$86,603
Service	7,468	6,567
	55,006	93,170
Cost of revenue
Product	29,284	56,873
Service	5,186	5,216
	34,470	62,089

Gross profit	20,536	31,081
Operating expenses
Research and development	11,669	11,818
Sales and marketing	6,583	7,819
General and administrative	7,799	9,055
Restructuring charges	2,881	—
	28,932	28,692

Income (loss) from operations	(8,396)	2,389

Other income (expense)
Interest income	9	6
Other, net	(924)	(450)
	(915)	(444)

Income (loss) before income taxes	(9,311)	1,945

Income taxes	717	133

Net income (loss)	$(10,028)	$1,812

Net income (loss) per share
Basic and diluted income (loss) per share	$(0.09)	$0.02

Shares used in computing net income (loss) per share
Basic weighted average common shares	107,067	105,936
Diluted weighted average common shares	107,067	110,791

Axcelis Technologies, Inc.

Consolidated Statements of Comprehensive Income

(In thousands)

(Unaudited)

	Three months ended
	March 31,
	2012	2011

Net income (loss)	$(10,028)	$1,812
Other comprehensive income:
Foreign currency translation adjustments	56	1,325
Comprehensive income (loss)	$(9,972)	$3,137

See accompanying Notes to these Consolidated Financial Statements

Axcelis Technologies, Inc.

Consolidated Balance Sheets

(In thousands)

(Unaudited)

	March 31,	December 31,
	2012	2011
ASSETS
Current assets
Cash and cash equivalents	$37,218	$46,877
Accounts receivable, net	30,464	35,071
Inventories, net	128,719	120,023
Prepaid expenses and other current assets	10,532	10,062
Total current assets	206,933	212,033

Property, plant and equipment, net	36,507	37,204
Long-term restricted cash	107	104
Other assets	12,263	19,904
Total assets	$255,810	$269,245

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$17,861	$19,551
Accrued compensation	9,087	8,285
Warranty	3,110	3,556
Income taxes	576	495
Deferred revenue	7,216	10,786
Other current liabilities	4,298	4,799
Total current liabilities	42,148	47,472

Long-term deferred revenue	1,241	1,488
Other long-term liabilities	6,000	5,730
Total liabilities	49,389	54,690

Stockholders’ equity
Preferred stock	—	—
Common stock	108	107
Additional paid-in capital	501,169	499,332
Treasury stock	(1,218)	(1,218)
Accumulated deficit	(298,471)	(288,443)
Accumulated other comprehensive income	4,833	4,777
Total stockholders’ equity	206,421	214,555
Total liabilities and stockholders’ equity	$255,810	$269,245

Axcelis Technologies, Inc.

Consolidated Statements of Cash Flow

(In thousands)

(Unaudited)

	Three months ended
	March 31,
	2012	2011
Cash flows from operating activities
Net income (loss)	$(10,028)	$1,812
Adjustments to reconcile net income (loss) to net cash used for operating activities
Depreciation and amortization	1,896	1,882
Deferred taxes	378	33
Stock-based compensation expense	1,082	1,222
Provision for excess inventory	248	246
Changes in operating assets & liabilities:
Accounts receivable	4,810	8,245
Inventories	(8,277)	(13,350)
Prepaid expenses and other current assets	(385)	4,404
Accounts payable & other current liabilities	(2,162)	3,168
Deferred revenue	(3,818)	(2,996)
Income taxes	76	3
Other assets and liabilities	6,483	(5,875)
Net cash used for operating activities	(9,697)	(1,206)
Cash flows from investing activities
Expenditures for property, plant, and equipment	(141)	(610)
Increase in restricted cash	(3)	(6)
Net cash used for investing activities	(144)	(616)
Cash flows from financing activities
Proceeds from exercise of stock options	802	197
Proceeds from Employee Stock Purchase Plan	175	239
Net cash provided by financing activities	977	436
Effect of exchange rate changes on cash	(795)	425
Net decrease in cash and cash equivalents	(9,659)	(961)
Cash and cash equivalents at beginning of period	46,877	45,743
Cash and cash equivalents at end of period	$37,218	$44,782